UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   May 30, 2014

Heatwurx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-184948	45-1539785
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18001 S. Figueroa, Unit F, Gardena, CA	90248
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 532-1641

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02

Unregistered Sales of Equity Securities.

On May 30, 2014, Heatwurx, Inc. (the “Company”) completed its second Series D unit offering (the “Units”) with the sale of 171,987 of the 772,352 Units offered.  The Units were sold to 10 investors for an aggregate of 171,987 shares of Series D Preferred Stock (the “Series D Shares”) and 85,992 warrants (collectively the “Securities”). The purchase price of the Units was $3.00 per Unit for gross proceeds of $515,962. Each Unit in this offering consisted of one Series D Share and one-half warrant, with each whole warrant exercisable at $3.00 per share.  The Series D Shares are convertible into common shares of the Company.  Each Series D Share will convert into one share of our common stock at any time, at the option of the holder of the Series D Shares or will be converted at the option of the Company at any time the trading price of our common stock is at least $4.50 per share for ten consecutive trading days.  The conversion features of the Series D Shares are subject to adjustment upon the occurrence of certain events affecting the Company’s common stock.   The Units separated immediately and the Series D Shares and the warrants will be issued separately to the investors in this offering.

The Securities were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(5) and Section 4(a)(2) thereof, and Rule 506(b) promulgated thereunder, as a transaction by an issuer not involving any public offering. Each of the investors was an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Commission.  Each investor delivered appropriate investment representations with respect to the transaction and consented to the imposition of restrictive legends upon the share and warrant certificates representing the Securities.  Each person was afforded the opportunity to ask questions of the Company’s management and to receive answers concerning the terms and conditions of the transaction.  No selling commissions or other remuneration was paid in connection with the sale of the Securities.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heatwurx, Inc.

Date: June 5, 2014	By /s/ David Dworsky
David Dworsky, Chief Executive Officer

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